UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MY SIZE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

MY SIZE, INC.

NOTICE OF SPECIAL MEETING

AND

PROXY STATEMENT

Meeting to be held on April 15, 2024, at 10:00 a.m. (local time)

At the Offices of Barnea Jaffa Lande & Co Law Offices, 58 HaRakevet St., Tel Aviv 6777016, Israel

MY SIZE, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 15, 2024

A special meeting of stockholders (the “Special Meeting”) of My Size, Inc. (“My Size”, the “Company”, “we”, “us”, or “our”) will be held on April 15, 2024, at the offices of Barnea Jaffa Lande & Co Law Offices, 58 HaRakevet St., Tel Aviv 6777016, Israel at 10:00 a.m. (local time), to consider the following proposals:

1.	Grant discretionary authority to our board of directors to (i) amend our Amended and Restated Certificate of Incorporation, as amended, to effect one or more consolidations of the issued and outstanding shares of our common stock pursuant to which the shares of common stock would be combined and reclassified into one (1) share of common stock at a ratio within the range from 1-for-2 up to 1-for-15 (the “Reverse Stock Split”); and (ii) determine whether to arrange for the disposition of fractional interests by stockholders entitled thereto, to pay in cash the fair value of fractions of a share of common stock as of the time when those entitled to receive such fractions are determined, or to entitle stockholders to receive from our transfer agent, in lieu of any fractional share, the number of shares of common stock rounded up to the next whole number, provided that, (X) that we shall not effect Reverse Stock Splits that, in the aggregate, exceeds 1-for-15, and (Y) any Reverse Stock Split is completed no later than April 15, 2025 (the “Reverse Stock Split Proposal”); and

2.	To approve the adjournment of the Special Meeting, if necessary or advisable, to solicit additional proxies in favor of the Reverse Stock Split Proposal if there are not sufficient votes to approve such proposal (the “Adjournment Proposal”).

BECAUSE OF THE SIGNIFICANCE OF THESE PROPOSALS TO THE COMPANY AND ITS STOCKHOLDERS, IT IS VITAL THAT EVERY STOCKHOLDER VOTES AT THE SPECIAL MEETING IN PERSON OR BY PROXY.

These proposals are fully set forth in the accompanying Proxy Statement, which you are urged to read thoroughly. For the reasons set forth in the Proxy Statement, your board of directors recommends a vote “FOR” the Reverse Stock Split Proposal and the Adjournment Proposal. The Company intends to mail the Proxy Statement and Proxy Card enclosed with this notice on or about March 25, 2024 to all stockholders entitled to vote at the Special Meeting. Only stockholders of record at the close of business on March 25, 2024 will be entitled to attend and vote at the meeting. A list of all stockholders entitled to vote at the Special Meeting will be available at the principal office of the Company during usual business hours, for examination by any stockholder for any purpose germane to the Special Meeting for 10 days prior to the date thereof. Stockholders are cordially invited to attend the Special Meeting. However, whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please sign, date, and return promptly the enclosed Proxy in the accompanying postpaid envelope we have provided for your convenience to ensure that your shares will be represented. If you do attend the meeting and wish to vote your shares personally, you may revoke your Proxy.

/s/ Ronen Luzon
Ronen Luzon
Member of the Board of Directors March 22, 2024

WHETHER OR NOT YOU PLAN ON ATTENDING THE MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR VOTE IS COUNTED.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on April 15, 2024. The Proxy Statement is available at www.proxyvote.com.

My Size, Inc.

4 Hayarden St., P.O.B. 1026,

Airport City, Israel, 7010000

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

April 15, 2024

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of the Company to be voted at the Special Meeting of stockholders, which will be held on April 15, 2024 at the offices of the Company’s legal counsel, Barnea Jaffa Lande & Co Law Offices, at 58 HaRakevet St., Tel Aviv 6777016, Israel at 10.00 a.m. (local time), and at any postponements or adjournments thereof. The proxy materials will be mailed to stockholders on or about March 25, 2024.

REVOCABILITY OF PROXY AND SOLICITATION

Any stockholder executing a proxy that is solicited hereby has the power to revoke it prior to the voting of the proxy. Revocation may be made by attending the Special Meeting and voting the shares of stock in person, or by delivering to the Secretary of the Company at the principal office of the Company prior to the Special Meeting a written notice of revocation or a later-dated, properly executed proxy. Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, facsimile transmittal or electronic communications. No additional compensation will be paid for any such services. This solicitation of proxies is being made by the Company which will bear all costs associated with the mailing of this proxy statement and the solicitation of proxies.

RECORD DATE

Stockholders of record at the close of business on March 21, 2024 (the “Record Date”), will be entitled to receive notice of, attend and vote at the meeting.

Why am I receiving these materials?

The Company has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the Special Meeting. These materials describe the proposals on which the Company would like you to vote and also give you information on these proposals so that you can make an informed decision.

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What is included in these materials?

These materials include:

●	this Proxy Statement for the Special Meeting; and

●	the Proxy Card or voting instruction form for the Special Meeting.

What is the Proxy Card?

The Proxy Card enables you to appoint Ronen Luzon, our Chief Executive Officer, and Or Kles, our Chief Financial Officer, as your representative at the Special Meeting. By completing and returning a Proxy Card, you are authorizing each of Mr. Luzon and Mr. Kles, to vote your shares at the Special Meeting in accordance with your instructions on the Proxy Card. This way, your shares will be voted whether or not you attend the Special Meeting.

What is the purpose of the Special Meeting?

At our Special Meeting, stockholders will act upon the matters outlined in the Notice of Special Meeting on the cover page of this Proxy Statement, including granting discretionary authority to our board of directors to (i) amend our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to effect one or more consolidations of the issued and outstanding shares of our common stock pursuant to which the shares of common stock would be combined and reclassified into one (1) share of common stock at a ratio within the range from 1-for-2 up to 1-for-15 (the “Reverse Stock Split”); and (ii) determine whether to arrange for the disposition of fractional interests by stockholders entitled thereto, to pay in cash the fair value of fractions of a share of common stock as of the time when those entitled to receive such fractions are determined, or to entitle stockholders to receive from our transfer agent, in lieu of any fractional share, the number of shares of common stock rounded up to the next whole number, provided that, (X) that we shall not effect Reverse Stock Splits that, in the aggregate, exceeds 1-for-15, and (Y) any Reverse Stock Split is completed no later than April 15, 2025 (the “Reverse Stock Split Proposal”).

Why is the Reverse Stock Split Proposal important?

The primary goal of the reverse stock split, if implemented, is to increase the price per share of our common stock to regain compliance with The Nasdaq Capital Market’s continued listing requirements relating to maintaining a minimum bid price of $1.00 per share. If we do not demonstrate compliance with The Nasdaq Capital Market’s minimum bid price requirements by May 1, 2024, we will receive written notification from the staff of The Nasdaq Stock Market, LLC that our common stock will be delisted. The board of directors believes it is in the best interest of the Company and our stockholders to maintain the listing of our common stock on The Nasdaq Capital Market. For more information on the reasons for the Reverse Stock Split Proposal and its general effect, if implemented, please refer to the section of this proxy statement entitled “PROPOSAL NO. 1 THE REVERSE STOCK SPLIT PROPOSAL.”

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of one third of the number of shares of common stock issued and outstanding on the Record Date will constitute a quorum permitting the meeting to conduct its business. As of the Record Date, there were 5,131,668 shares of the Company’s common stock issued and outstanding, each share entitled to one vote at the meeting. Thus, the presence of the holders of 1,710,556 shares of common stock will be required to establish a quorum. Abstentions, withhold votes and broker non-votes (as described under “What is a broker non-vote?” below) are counted as shares present and entitled to vote for purposes of determining a quorum.

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What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially in street name.

Stockholder of Record

If on the Record Date your shares were registered directly in your name with our transfer agent, VStock Transfer, LLC, you are considered a stockholder of record with respect to those shares, and the Notice of Special Meeting and Proxy Statement was sent directly to you by the Company. As the stockholder of record, you have the right to direct the voting of your shares by returning the Proxy Card to us. Whether or not you plan to attend the Special Meeting, please complete, date, sign and return a Proxy Card to ensure that your vote is counted.

Beneficial Owner of Shares Held in Street Name (non-Israeli brokerage firm, bank, broker-dealer, or other nominee holders)

If on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other nominee holder, then you are considered the beneficial owner of shares held in “street name,” and the Notice of Special Meeting and Proxy Statement was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As the beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. However, since you are not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you receive a valid proxy from the organization.

How do I vote?

Your vote is very important to us. Whether or not you plan to attend the Special Meeting, please vote by proxy in accordance with the instructions on your proxy card or voting instruction form (from your broker or other intermediary). There are three convenient ways of submitting your vote:

●	By Telephone or Internet - All record holders can vote by touchtone telephone from the United States using the toll-free telephone number on the proxy card, or over the Internet, using the procedures and instructions described on the proxy card. “Street name” holders may vote by telephone or Internet if their bank, broker or other intermediary makes those methods available, in which case the bank, broker or other intermediary will enclose the instructions with the proxy materials. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been recorded properly.

●	In Person - All record holders may vote in person at the Special Meeting. “Street name” holders may vote in person at the Special Meeting if their bank, broker or other intermediary has furnished a legal proxy. If you are a “street name” holder and would like to vote your shares by proxy, you will need to ask your bank, broker or other intermediary to furnish you with an intermediary issued proxy. You will need to bring the intermediary issued proxy with you to the Special Meeting and hand it in with a signed ballot that will be provided to you at the Special Meeting. You will not be able to vote your shares without an intermediary issued proxy. Note that a broker letter that identifies you as a stockholder is not the same as an intermediary issued proxy.

●	By Mail - You may vote by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed, postage-paid envelope provided.

The board of directors has appointed Ronen Luzon, our Chief Executive Officer, and Or Kles, our Chief Financial Officer, to serve as the proxies for the Special Meeting.

If you complete and sign the proxy card but do not provide instructions for one or more of the proposals, then the designated proxies will or will not vote your shares as to those proposals, as described under “What happens if I do not give specific voting instructions?” below. We do not anticipate that any other matters will come before the Special Meeting, but if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

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If you hold your shares in “street name,” and complete the voting instruction form provided by your broker or other intermediary except with respect to one or more of the proposals, then, depending on the proposal(s), your broker may be unable to vote your shares with respect to those proposal(s). See “What is a broker non-vote?” above.

Even if you currently plan to attend the Special Meeting, we recommend that you vote by telephone or Internet or return your proxy card or voting instructions as described above so that your votes will be counted if you later decide not to attend the Special Meeting or are unable to attend.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count votes “For” and “Against,” abstentions and broker non-votes, if any.

What is a broker non-vote?

If your shares are held in street name, you must instruct the organization who holds your shares how to vote your shares. If you sign your proxy card but do not provide instructions on how your broker should vote on “routine” proposals, your broker will vote your shares as recommended by the board of directors. If a stockholder does not give timely customer direction to its broker or nominee with respect to a “non-routine” matter, the shares represented thereby (“broker non-votes”) cannot be voted by the broker or nominee, but will be counted in determining whether there is a quorum.

We expect the Reverse Stock Split Proposal and the Adjournment Proposal to be considered “routine” matters under New York Stock Exchange rules. Accordingly, we expect the brokerage firm, bank, broker-dealer, or other nominee holder holding your shares will have discretionary voting authority to vote your shares on the Reverse Stock Split Proposal and the Adjournment Proposal even if that organization does not receive voting instructions from you. However, certain organizations may elect not to vote shares without an instruction from the beneficial holder even if they have discretionary authority to do so. So, if you are a beneficial holder, please follow the instructions provided by your broker, bank or other nominee to instruct the organization as to how you wish to vote your shares.

What is an abstention?

An abstention is a stockholder’s affirmative choice to decline to vote on a proposal. Under Delaware law, abstentions are counted as shares present and entitled to vote at the Special Meeting.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Special Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters, but cannot vote on non-routine matters.

What is the required vote for each proposal?

The affirmative vote of a majority of the votes cast on the matter is required for the approval of the Reverse Stock Split Proposal and Adjournment Proposal. Any abstention from voting or broker non-vote with respect to such matter will not count as a vote for or against the amendment and will not affect the outcome of the proposal. Broker non-votes are not expected on either of the proposals because each proposal is expected to be considered a “routine” matter.

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What are the board’s recommendations?

The board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the board recommends a vote:

●	“FOR” the approval of the Reverse Stock Split Proposal; and

●	“FOR” the approval of the Adjournment Proposal.

Dissenters’ Right of Appraisal

Holders of shares of our common stock do not have appraisal rights under Delaware law or under the governing documents of the Company in connection with this solicitation.

How are proxy materials delivered to households?

With respect to eligible stockholders who share a single address, we may send only one Notice or other Special Meeting materials to that address unless we receive instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such address wishes to receive a separate notice or proxy statement in the future, he or she may contact My Size, Inc., 4 Hayarden St., P.O.B. 1026, Airport City, Israel, 7010000, Attention: Corporate Secretary or by calling us at +972 3 600 9030. Eligible stockholders of record receiving multiple copies of our Notice or other Special Meeting materials can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other intermediary can request householding by contacting the intermediary.

We hereby undertake to deliver promptly, upon written or oral request, a copy of Notice or other Special Meeting materials to a stockholder at a shared address to which a single copy of the document was delivered. Requests should be directed to the Corporate Secretary at the address or phone number set forth above.

A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

ACTIONS TO BE TAKEN AT THE MEETING

PROPOSAL 1. - REVERSE STOCK SPLIT PROPOSAL

Our board deems it advisable and in the best interest of the Company that the board be granted the discretionary authority to amend the Company’s Certificate of Incorporation to effect the Reverse Stock Split of the Company’s issued and outstanding common stock as described below (the “Reverse Stock Split Amendment”).

The form of Reverse Stock Split Amendment to be filed with the Delaware Secretary of State is set forth in Appendix A (subject to any changes required by applicable, the Company may file one or more amendments with the Delaware Secretary of State to effect multiple approved proposals).

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Approval of the proposal would permit (but not require) our board of directors to effect one or more reverse stock splits of our issued and outstanding common stock by a ratio of not less than 1-for-2 and not more than 1-for-15, with the exact ratio to be set at a number within this range as determined by our board of directors in its sole discretion, provided that the board of directors determines to effect the Reverse Stock Split and such amendment is filed with the appropriate authorities in the State of Delaware no later than April 15, 2025. The Company shall not effect Reverse Stock Splits that, in the aggregate, exceeds 1-for-15. We believe that enabling our board of directors to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining a ratio, if any, our board of directors may consider, among other things, factors such as:

●	the initial or continuing listing requirements of various stock exchanges, including the Nasdaq Capital Market;
●	the historical trading price and trading volume of our common stock;
●	the number of shares of our common stock outstanding;
●	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;
●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and
●	prevailing general market and economic conditions.

Our board of directors reserves the right to elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Depending on the ratio for the Reverse Stock Split determined by our board of directors, no less than 2 and no more than 15 shares of existing common stock, as determined by our board of directors, will be combined into one share of common stock. The Company shall not effect Reverse Stock Splits that, in the aggregate, exceeds 1-for-15. Our board of directors will have the discretionary authority to determine whether to arrange for the disposition of fractional interests by holder entitled thereto, to pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or to entitle holders to receive from the Company transfer agent, in lieu of any fractional share, the number of shares rounded up to the next whole number. The amendment to our Certificate of Incorporation to effect a Reverse Stock Split, if any, will include only the reverse split ratio determined by our board of directors to be in the best interests of our stockholders and all of the other proposed amendments at different ratios will be abandoned.

Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

Our primary reasons for approving and recommending the Reverse Stock Split are to increase the per share price and bid price of our common stock to regain compliance with the continued listing requirements of Nasdaq and make the common stock more attractive to certain institutional investors, which would provide for a stronger investor base.

On November 3, 2023, we were notified by the Nasdaq Listing Qualifications that we are not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market. The notification provided that we had 180 calendar days, or until May 1, 2024, to regain compliance with the minimum bid price rule. If at any time before April 30, 2024, the bid price of our common stock is at least $1.00 per share for a minimum of 10 consecutive business days, Nasdaq is expected to provide written confirmation of compliance to us and the listing compliance matter will be closed. If we fail to regain compliance during this first compliance period, the Company may then be eligible for additional 180 days, if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period. If the Company does not qualify for the second compliance period or fails to regain compliance during the second compliance period, then Nasdaq will notify the Company of its determination to delist the Company’s common stock, at which point the Company will have an opportunity to appeal the delisting determination to a Hearings Panel.

Reducing the number of outstanding shares of common stock should, absent other factors, generally increase the per share market price of the common stock. Although the intent of the Reverse Stock Split is to increase the price of the common stock, there can be no assurance, however, that even if the Reverse Stock Split is effected, that the bid price of our common stock will be sufficient for us to maintain compliance with Nasdaq’s minimum bid price requirement in the event that our common stock does not, in the future, comply with the minimum bid price requirement.

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In addition, we believe the Reverse Stock Split will make our common stock more attractive to a broader range of investors, as we believe that the current market price of our common stock may prevent certain institutional investors, professional investors and other members of the investing public from purchasing stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. We believe that the Reverse Stock Split will make our common stock a more attractive and cost-effective investment for many investors, which in turn would enhance the liquidity of the holders of common stock.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split, that as a result of the Reverse Stock Split we will be able to meet or maintain a bid price over the minimum bid price requirement of Nasdaq or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split will become effective upon the filing or such later time as specified in the filing (the “Effective Time”) of the Reverse Stock Split Amendment with the Delaware Secretary of State. The exact timing of the filing of the Reverse Stock Split Amendment and the ratio of the Reverse Stock Split (within the approved range) will be determined by our board of directors based on its evaluation as to when such action and at what ratio will be the most advantageous to the Company and our stockholders. In addition, our board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the Reverse Stock Split Amendment, our board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by our board of directors, a minimum of 2 and a maximum of 15 shares in aggregate of existing common stock will be combined into one new share of common stock. Based on 5,131,668 shares of common stock issued and outstanding as of the Record Date, immediately following the reverse split the Company would have approximately 2,565,834 shares of common stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 1-for-2, approximately 641,459 shares of common stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 1-for-8, and approximately 342,112 shares of common stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 1-for-15, which is the aggregate ratio allowed under this proposal. Any other ratios selected within such range would result in a number of shares of common stock issued and outstanding following the transaction between 2,565,834 and 342,112 shares. The foregoing does not give effect to (i) 201,944 shares of common stock issuable upon exercise of outstanding options and RSUs as of the Record Date; and (ii) 6,044,294 shares of common stock issuable upon exercise of outstanding warrants as of the Record Date.

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The actual number of shares issued after giving effect to the Reverse Stock Split, if implemented, will depend on the Reverse Stock Split ratio and the number of Reverse Stock Splits, if any, that are ultimately determined by our board of directors.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will be rounded up to the next whole number. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our common stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our common stock, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below. After the Effective Time, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934 and our common stock will continue to be quoted on the Nasdaq Capital Market under the symbol “MYSZ”. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” as described by Rule 13e-3 under the Exchange Act.

After the Effective Time of the Reverse Stock Split, the post-split market price of our common stock may be less than the pre-split price multiplied by the Reverse Stock Split ratio. In addition, a reduction in number of shares outstanding may impair the liquidity for our common stock, which may reduce the value of our common stock.

Authorized Shares of Common Stock

The Reverse Stock Split will not change the number of authorized shares of the Company’s common stock under the Company’s Certificate of Incorporation. Because the number of issued and outstanding shares of common stock will decrease, the number of shares of common stock remaining available for issuance will increase. Currently, under our Certificate of Incorporation, our authorized capital stock consists of 250,000,000 shares of common stock.

Subject to limitations imposed by Nasdaq, the additional shares available for issuance may be issued without stockholder approval at any time, in the sole discretion of our board of directors. The authorized and unissued shares may be issued for cash, for acquisitions or for any other purpose that is deemed in the best interests of the Company.

By increasing the number of authorized but unissued shares of common stock, the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the board of directors. For example, it may be possible for the board of directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the board of directors in opposing a takeover bid that the board of directors determines is not in the best interests of the Company or its stockholders. The Reverse Stock Split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the Reverse Stock Split may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The Reverse Stock Split may have the effect of permitting the Company’s current management, including the current board of directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the board of directors is not aware of any attempt to take control of the Company and the board of directors has not approved the Reverse Stock Split with the intent that it be utilized as a type of anti-takeover device.

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Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split common stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by our transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

The Company expects that our transfer agent will act as an exchange agent for purposes of implementing the exchange of stock certificates. No service charges will be payable by holders of shares of common stock in connection with the exchange of certificates. All of such expenses will be borne by the Company.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

The board of directors will have the discretionary authority to determine whether to arrange for the disposition of fractional interests by stockholders entitled thereto, to pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or to entitle stockholders to receive from the Company’s transfer agent, in lieu of any fractional share, the number of shares rounded up to the next whole number.

9

If the board of directors determines to arrange for the disposition of fractional interests by stockholders entitled thereto or to pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the Reverse Stock Split is not evenly divisible by the ratio ultimately selected by the board of directors will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from either: (i) the Company, upon receipt by the transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, upon due surrender of any certificate previously representing a fractional share, in an amount equal to such holder’s fractional share based upon the closing sale price of the common stock on the trading day immediately prior to the Effective Time as reported on the Nasdaq Capital Market, or other principal market of the common stock, as applicable, as of the date the Reverse Stock Split is effected; or (ii) the transfer agent, upon receipt by the transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all old certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the transfer agent of all fractional shares otherwise issuable. If the board of directors determines to dispose of fractional interests pursuant to clause (ii) above, the Company expects that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. In this event, such holders would be entitled to an amount equal to their pro rata share of the proceeds of such sale. The Company will be responsible for any brokerage fees or commissions related to the transfer agent’s open market sales of shares that would otherwise be fractional shares.

The ownership of a fractional share interest following the Reverse Stock Split will not give the holder any voting, dividend or other rights, except to receive the cash payment, or, if the so determines, to receive the number of shares rounded up to the next whole number, as described above.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective time of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, stockholders otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with the transfer agent’s instructions, will have to seek to obtain such funds directly from the state to which they were paid.

Effect of the Reverse Stock Split on Employee and Consultant Plans, Options, Warrants, and Convertible or Exchangeable Securities

Based upon the Reverse Stock Split ratio determined by the board of directors, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the Reverse Stock Split determined by the board of directors, subject to our treatment of fractional shares.

Accounting Matters

The Reverse Stock Split Amendment will not affect the par value of our common stock per share, which will remain $0.001 par value per share. As a result, as of the Effective Time, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet, on aggregate, will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

10

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock:

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder. This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this information statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

No Appraisal Rights

Under Delaware law and our charter documents, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 1:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REVERSE STOCK SPLIT PROPOSAL.

11

PROPOSAL NO. 2 - THE ADJOURNMENT PROPOSAL

General

The board of directors believes that, if the number of affirmative votes received from the holders of outstanding shares of our common stock entitled to vote on the Reverse Stock Split are insufficient to approve the Reverse Stock Split Proposal, it is in the best interests of the stockholders to enable the board of directors to continue to seek to obtain a sufficient number of additional affirmative votes to approve the Reverse Stock Split Proposal.

In the Adjournment Proposal, we are asking stockholders to authorize the holder of any proxy solicited by the board to vote in favor of adjourning the Special Meeting or any adjournment thereof. If our stockholders approve this proposal, we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the Reverse Stock Split Proposal.

Additionally, approval of the Adjournment Proposal could mean that, in the event we receive proxies indicating that a majority of the votes cast on the Reverse Stock Split Proposal have voted against the Reverse Stock Split Proposal, we could adjourn the Special Meeting without a vote on the Reverse Stock Split Proposal and use the additional time to solicit the holders of those shares to change their vote in favor of the Reverse Stock Split Proposal.

If it is necessary or appropriate (as determined in good faith by the board) to adjourn the Special Meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Special Meeting of the time and place to which the Special Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 2:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of our common stock as of March 8, 2024 by (i) each person known to beneficially own more than 5% of our outstanding common stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

Beneficial Owner(1)	Shares of Common Stock Beneficially Owned		Percentage(2)

Executive officers and directors:
Ronen Luzon	558,095	(3)	11.4%
Or Kles	179,760	(4)	3.4%
Billy Pardo	588,095	(5)	11.4%
Arik Kaufman	1,264	(6)	*
Oren Elmaliah	1,264	(7)	*
Oron Branitzky	1,264	(8)	*
Guy Zimmerman	-		-
All Executive Officers and Directors as a Group (7 persons)	771,656		15.0%

*	Less than 1%

12

(1) The address of each person is c/o My Size, Inc., 4 Hayarden St., P.O.B. 1026, Airport City, Israel 7010000 unless otherwise indicated herein.

(2) The calculation in this column is based upon 5,131,668 shares of common stock outstanding on March 8, 2024. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the subject securities. Shares of common stock that are currently exercisable or exercisable within 60 days of March 8, 2024 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the percentage beneficial ownership of any other person.

(3) Consists of (i) 400,000 shares of restricted stock granted under the 2017 Plan, (ii) options to purchase up to 8,001 shares of our common stock, and (iii) 174,000 shares of restricted stock, and (iv) options to purchase up to 6,094 shares of our common stock which are held by Billy Pardo, Ronen Luzon’s spouse. Mr. Luzon may be deemed to beneficially hold the securities of us held by Ms. Pardo.

(4) Consists of (i) 174,000 shares of restricted stock granted under the 2017 Plan, and (ii) an option to purchase 5,760 shares of our common stock. Does not include an aggregate of 119,760 shares of restricted stock over which Mr. Kles has been designated the initial proxy to vote such shares pursuant to a voting agreement entered into between Whitehole S.L., Twinbel S.L. and EGI Acceleration, S.L.

(5) Consists of (i) 174,000 shares of restricted stock granted under the 2017 Plan, (ii) options to purchase up to 6,094 shares of our common stock, (iii) 400,000 shares of restricted stock which are held by Ronen Luzon, Billy Pardo’s spouse, and (iv) options to purchase up to 8,001 shares of our common stock which are held by Mr. Luzon. Ms. Pardo may be deemed to beneficially hold the securities of the Company held by Mr. Luzon.

(6) Consists of options to purchase up to 1,294 shares of our common stock.

(7) Consists of options to purchase up to 1,294 shares of our common stock.

(8) Consists of options to purchase up to 1,294 shares of our common stock.

OTHER MATTERS

We have no knowledge of any other matters that may come before the Special Meeting and do not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Special Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Special Meeting, at your request, we will cancel your previously submitted proxy.

13

Appendix A

Certificate of Amendment
of
Amended and Restated Certificate of Incorporation
of
My Size, Inc.

Under Section 242 of the Delaware General Corporation Law

My Size, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing FIFTH in its entirety with the following:

FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred million 250,000,000 shares of common stock with a par value of $0.001 per share (the “Common Stock”). The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for consideration as may be fixed by the Corporation’s Board of Directors (the “Board of Directors”).

The foregoing amendment shall be effective as of _____ a.m., New York City time on _____, 202__ (the “Effective Time”), every _____ (_____) shares of the Corporation’s Common Stock (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one (1) share of common stock, par value $0.001 per share, of the Corporation (the “New Common Stock”) (such formula herein, the “Determined Ratio”). Further, every right, option and warrant to acquire shares of Old Common Stock outstanding immediately prior to the Effective Time shall, as of the Effective Time and without any further action, automatically be reclassified into the right to acquire one (1) share of New Common Stock based on the Determined Ratio of shares of Old Common Stock to shares of New Common Stock, but otherwise upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately adjusted).

Notwithstanding the immediately preceding paragraph, the Corporation shall not be required to issue or deliver any fractional shares of New Common Stock. At the Effective Time any such fractional interest in such shares of New Common Stock shall be [converted into the right to receive, an amount in cash, without interest, determined by multiplying (i) the closing sale price of the Common Stock (on a post-reverse-split basis as adjusted for the amendment effected hereby) on the trading day immediately prior to the Effective Time as reported on the Nasdaq Capital Market, by (ii) such fractional share interest to which the holder would otherwise be entitled]/[rounded up to the next whole share]. Shares of Common Stock that were outstanding prior to the Effective Time and that are not outstanding after the Effective Time shall resume the status of authorized but unissued shares of Common Stock.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive [cash]/[whole shares] in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any [cash]/[whole share] in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this __ day of April, 2024.

MY SIZE, INC.
C/O BARNEA JAFFA LANDE & CO LAW OFFICES
58 HARAKEVET ST.
TEL AVIV 6777016, ISRAEL

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D92425-P82269

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

MY SIZE, INC.

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	!	!

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D92426-P82269

MY SIZE, INC.

Special Meeting of Stockholders

April 15, 2024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of My Size, Inc. (the "Company"), a Delaware company, hereby appoints Ronen Luzon and Or Kles and each of them acting individually, as the proxy of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote and otherwise act on behalf of the undersigned at the annual meeting of stockholders of the Company to be held at the offices of Barnea Jaffa Lande & Co Law Offices, 58 HaRakevet St., Tel Aviv 6777016, Israel, on April 15, 2024, at 10:00 a.m. Israel time or at any adjournment(s) or postponement(s) thereof, with respect to all of shares of common stock, par value $0.001, of the Company which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, provided said proxies are authorized and directed to vote as indicated with respect to the matter set forth below this Proxy. Subject to applicable law and the rules of Nasdaq, in the absence of such instructions, the shares represented by properly executed and received proxies will be voted "FOR" the proposed resolutions to be presented to the special meeting or any adjournment(s) or postponement(s) thereof for which the board of directors of the Company recommends a "FOR" vote.

In his discretion, each proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof. **This proxy will be voted in accordance with the specifications made, but if no choices are indicated, this proxy will be voted FOR all the proposals listed on the reverse side. The Board of Directors recommends a vote FOR proposals 1 and 2.**

(Continued and to be signed on Reverse Side)